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                                                                    Exhibit 99.1

Press Release
--For Immediate Release--


                       SECURITY CAPITAL INDUSTRIAL TRUST
                                   ANNOUNCES
                   PROPOSAL TO BECOME INTERNALLY MANAGED REIT

     January 22, 1997 -- Security Capital Industrial Trust (SCI)(New York Stock Exchange Symbol: SCN) today announced that it has received a proposal from Security Capital Group to exchange Security Capital Group's REIT management and property management companies for SCI common shares. As a result of the transaction, SCI would become an internally managed REIT, and Security Capital Group would remain SCI's largest shareholder.

     SCI's Board of Trustees has formed a special committee comprised of independent trustees to review the proposed transaction. The transaction is subject to approval by the special committee and the full Board of Trustees. If the board approves the transaction, a proxy statement, subject to review by the Securities and Exchange Commission, will be mailed to SCI shareholders prior to a shareholder vote on the proposed transaction.

     After the Board of Trustees has voted on this matter, SCI's management will be available to discuss the transaction.

FOR MORE INFORMATION, CONTACT:      K. Dane Brooksher
                                    (303) 375-9292
                                           or
                                    Thomas G. Wattles
                                    (800) 820-0181